Exhibit 12.1

Dollarama Group L.P.

Computation of ratio of earnings to fixed charges

	Predecessor				Sucessor	Combined	Sucessor	Pro Forma
	Fiscal Year Ended January 31,			February 1, 2004 to November 17,	November 17, 2004 to January 31,	Twelve Months Ended January 31,	Fiscal Year Ended January 31,	Fiscal Year Ended January 31,
	2002	2003	2004	2004	2005	2005	2006	2006
	(dollars in thousands)
Earnings:
Earnings before income taxes	$38,778	$57,761	$68,626	$51,977	$(22,679)	$29,298	$36,683	$46,276
Plus:
Fixed charges	9,581	12,018	14,680	11,685	13,434	25,119	71,903	60,634
Amortization of capitalized interest	—	—	—	—	—	—	—	—
Less: interest capitalized during period	—	—	—	—	—	—	—	—

	$48,359	$69,779	$83,306	$63,662	$(9,245)	$54,417	$108,586	$106,909
Fixed charges:
Interest (expense or capitalized)	$3,641	$3,893	$5,404	$3,927	$8,856	$12,783	$45,547	$44,287
Estimates portion of rent expense representative of interest	5,940	8,125	9,276	7,758	2,359	10,117	12,223	12,223
Amortization of deferred financing fees	—	—	—	—	2,219	2,219	7,527	4,123
Write-off of deferred financing fees	—	—	—	—	—	—	6,606	—

	$9,581	$12,018	$14,680	$11,685	$13,434	$25,119	$71,903	$60,634
Ratio of earnings to fixed charges(a)	5.0x	5.8x	5.7x	5.4x	—	2.2x	1.5x	1.8x

(a)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents the sum of earnings before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs, write-off of deferred financing costs and the portion of operating rental expense which management believes is representative of the interest component of rent expense. For the period from November 18, 2004 to January 31, 2005, our earnings were insufficient to cover our fixed charges by $22.7 million. The ratio for the pro forma fiscal year ended January 31, 2006 is a supplement pro forma ratio to give effect to the Refinancing as reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Earnings elsewhere in this prospectus.